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                                                                    EXHIBIT 10.7


                 [CCC INFORMATION SERVICES GROUP INC. LETTERHEAD]






                                January 31, 2000


InsurQuote Systems, Inc.
533 East 1860 South
Provo, Utah 84606
Attn: David L. Whetten, Chief Executive Officer

          RE:  AGREEMENT REGARDING CCC OPTION
               AGREEMENT REGARDING TERMINATION OF CERTAIN AGREEMENTS CONSENT AND WAIVER REGARDING PROPOSED MERGER


Dear Dave:

         This letter agreement (this "Agreement") between CCC Information Services, Inc. ("CCC") memorializes the agreements between CCC and InsurQuote Systems, Inc. ("InsurQuote") and other understandings between the parties in connection with the proposed merger of InsurQuote with ChannelPoint, Inc. (the "Proposed Merger").

                                   BACKGROUND

         CCC and InsurQuote are parties to that certain Amended and Restated Investment Agreement dated March 30, 1999 (the "Investment Agreement") and the Securities Purchase Agreement dated February 10, 1998, as amended by Amendment No. 1 thereto dated March 30, 1999 (the "Securities Purchase Agreement"). CCC further holds a Common Stock Purchase Warrant dated February 10, 1998, as amended by Amendment No. 1 thereto dated March 30, 1999 (the "Warrant"), and shares of Series C and Series D Preferred Stock of InsurQuote having the rights, preferences and privileges set forth in the Third Amended and Restated Articles of Incorporation of InsurQuote, filed with the Department of Commerce of the State of Utah on March 30, 1999 (the "Restated Articles").

         Pursuant to Section 5.1 of the Investment Agreement, Section 6 of
Article III of the Restated Articles, and Section 5.17 of the Securities Purchase Agreement, InsurQuote may not enter into the Proposed Merger without the written consent of CCC. In addition, under Section 7 of Article III of the Restated Articles, CCC may elect to require InsurQuote to redeem the shares of Series C Preferred Stock of CCC at a price equal to the liquidation preference plus accrued dividends prior to the Proposed Merger.




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         In addition. Section 2.3 of the Investment Agreement sets forth the terms of the CCC Option, which provides that at any time after July 1, 2000 until July 1, 2010, CCC may at its option purchase shares (in one transaction) of Common Stock sufficient to cause CCC to have 51% of the Fully-Diluted Voting Power of InsurQuote (the "CCC Option").

                                    AGREEMENT

         Now, therefore, for good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, CCC and InsurQuote hereby agree as follows:

         1. Treatment of CCC Option in Proposed Merger. CCC and InsurQuote agree that they have been advised by their respective accounting advisors that the CCC Option constitutes a residual equity interest in InsurQuote that is "essentially the same as Common Stock" of InsurQuote, and that therefore the CCC Option needs to be dealt with in the Proposed Merger. After consultation with their respective financial and legal advisors, CCC and InsurQuote agree that (i) the CCC Option has a fair value equivalent to Fifty Thousand (50,000) shares of Common Stock of InsurQuote, and (ii) CCC shall receive in the Proposed Merger, in exchange for the CCC Option, that number of shares of Common Stock of ChannelPoint that would otherwise be exchangeable for 50,000 shares of Common Stock of InsurQuote based on the exchange ratio set forth in the proposed merger agreement. The Agreement set forth in this paragraph 1 is for purposes of the Proposed Merger only and shall have no force or effect if the Proposed Merger is not consummated.

         For additional and separate consideration, the receipt and sufficiency of which the parties acknowledge, CCC and InsurQuote hereby further agree as follows:

         2. Consent to Proposed Merger. CCC acknowledges that (i) it has had the opportunity to discuss the terms of the Proposed Merger with InsurQuote management and InsurQuote's financial advisors, (ii) it has reviewed the Letter of Intent for the Proposed Merger, (iii) it has reviewed copies of the proposed merger agreement and other agreements to be signed in connection with the Proposed Merger, (iv) it has conducted due diligence that included a visit to ChannelPoint offices in Colorado Springs, Colorado, and (v) it believes it has sufficient information regarding the Proposed Merger to make an informed decision to consent to the transaction. Accordingly, CCC hereby consents to InsurQuote's signing the proposed merger agreement and to consummating the transactions contemplated thereby for the Proposed Merger for all purposes, including for purposes of the Securities Purchase Agreement, the Investment Agreement and the Restated Articles.


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         3. CCC Redemption Right. CCC hereby irrevocably elects not to require
InsurQuote to redeem outstanding shares of Series C Preferred Stock in connection with the Proposed Merger pursuant to Section 7 of the Restated Articles.

         4. Exercise of Warrant; Cancellation of Subordinated Note. CCC agrees to exercise the Warrant immediately prior to the consummation of the Proposed Merger. CCC further agrees that it will pay the exercise price of the Warrant by cancelling the Subordinated Promissory Note dated February 10, 1998. Upon such cancellation, Insurquote shall promptly remit a cash payment to CCC in full satisfaction of accrued but unpaid interest on the note.

         4. Termination and Release Agreement. CCC and InsurQuote agree to terminate that certain Marketing and Sales Agreement between the parties dated as of February 11, 1998, as amended by Amendment No. 1 thereto dated as of March 30, 1999, and that certain Information Services Agreement dated December 31, 1989 between the Company (by virtue of its acquisition of the assets of Automated Call Processing) and CCC, and to extinguish all obligations of the parties thereunder, in consideration of a payment by InsurQuote to CCC of Five Million Dollars ($5,000,000) as follows:

              (i) Approximately $500,O00 will be paid in cash by InsurQuote a reasonable period of time following the closing of the Proposed Merger; and

              (ii) The balance (approximately $4,500,000) will be paid by way of an unsecured, subordinated promissory note that accrues interest at the rate of 7.5% per annum. Principal and accrued interest on the note will become due and payable two and one-half years from the date of this Agreement.

         CCC and InsurQuote agree to negotiate diligently and in good faith to execute a definitive termination agreement and promissory note within five (5) business days from the date of this Agreement; provided, however, that the agreements set forth in this paragraph 4 are binding upon CCC and InsurQuote.

         5. Binding Effect. This Agreement shall be binding upon each party's successors and assigns, including ChannelPoint, Inc. (as a successor to InsurQuote) in the event and solely in the event that the Proposed Merger is consummated.



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         This Agreement may not be amended or modified except by a writing signed by both parties. This Agreement shall be governed by and construed in accordance with Utah law. This Agreement may be signed in one or more counterparts, each of which shall be considered an original copy of this Agreement and all of which, when taken together, shall be considered to constitute one and the same agreement. By signing below, each of CCC and InsurQuote shall have caused this Agreement to be duly executed on its behalf by a duly authorized officer as of the date first written above with an intent to be bound hereby.


                                             Very truly yours,

                                             CCC INFORMATION SERVICES, INC.


                                             By: /s/ GITHESH RAMAMURTHY
                                                 ------------------------------
                                                  Githesh Ramamurthy
                                                  Chief Executive Officer



Agreed and Accepted:

INSURQUOTE SYSTEMS, INC.

By: /s/ DAVID L. WHETTEN
    ----------------------------------
     David L. Whetten
     Chief Executive Officer